Exhibit 99.1

ARMSTRONG FLOORING REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Fourth Quarter 2020 Highlights

•	Net Sales of $143.9 Million, Up Year-Over-Year Led by Residential Demand
•	Net Loss of $32.4 Million and Adjusted Net Loss of $30.1 Million
•	Adjusted EBITDA loss of $14.5 Million
•	Investments of $9.8 Million to Support Strategic Long-term Growth and Profit Initiatives

Full Year 2020 Highlights

•	Net Sales of $584.8 Million
•	Net Loss of $63.6 Million and Adjusted Net Loss of $59.2 Million
•	Adjusted EBITDA loss of $6.3 Million
•	Investments of $16.5 Million to Support Strategic Long-term Growth and Profit Initiatives

Lancaster, PA, February 17, 2021. Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”), a leader in the design and manufacture of innovative flooring solutions, today reported financial results for the fourth quarter and full year ended December 31, 2020.

Michel Vermette, President and Chief Executive Officer, commented, “I’m proud of the resilience our employees showed throughout the year while executing our business transformation. Our progress was evident in our fourth quarter results, which were largely in line with our expectations as we further invested in the multi-pronged transformation and modernization of our business.”

“Looking forward to 2021, macro trends further support Armstrong Flooring’s internal efforts. Residential housing construction remains positive for Armstrong Flooring, with this end market continuing to grow in importance, representing 40% of 2020 sales compared to 35% historically. Economic indicators for single-family residential construction and renovation are all pointing towards robust levels of activity to continue in 2021. We believe these residential tailwinds will support Armstrong Flooring’s strong brand, the timing of our direct sales efforts to select independent retailers, growing presence in big box retailers, and meaningfully enhanced sales efforts with our valued flooring distribution network. Commercial activity continues to gain momentum with sequential improvement in demand trending in the right direction since mid-year 2020. These factors combined with the significant steps that we are taking to structurally transform our business give us the confidence in our transformation plans.”

Consolidated Results

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(Dollars in millions, except per share data)
	2020	2019	Change	2020	2019	Change
Net sales	$143.9	$141.3	1.8%	$584.8	$626.3	(6.6%)
Operating (loss)	$(32.7)	$(21.0)	NM	$(61.7)	$(61.1)	NM
Net (loss)	$(32.4)	$(25.1)	NM	$(63.6)	$(58.5)	NM
Diluted (loss) per share	$(1.48)	$(1.14)	NM	$(2.90)	$(2.42)	NM
Adjusted EBITDA[1]	$(14.5)	$(4.3)	NM	$(6.3)	$24.4	NM
Adjusted EBITDA margin	(10.1% )	(3.1% )	NM	(1.1% )	3.9%	NM
Adjusted net (loss) [1]	$(30.1)	$(23.1)	NM	$(59.2)	$(37.9)	NM
Adjusted diluted (loss) per share[1]	$(1.37)	$(1.05)	NM	$(2.70)	$(1.57)	NM

(1)	Excludes business transformation costs, amongst other items; See tables at end of the earnings release for non-GAAP reconciliations

Fourth Quarter 2020 Results

In the fourth quarter of 2020, net sales increased 1.8% to $143.9 million from $141.3 million in the fourth quarter of 2019. The increase in net sales was due to higher volumes and a favorable mix of residential products which offset commercial project delays. Residential end market sales grew, mostly driven by volumes gains. Pricing actions from the second half of 2020 will have a positive impact into the first half of 2021. The Company continues to see strength in its residential sales, particularly in remodel. Commercial end market sales slipped as projects continued to be slowed by COVID-19.

The net loss in the fourth quarter of 2020 was $32.4 million, or diluted loss per share of $1.48, as compared to net loss of $25.1 million, or diluted loss per share of $1.14, in the prior year quarter. Adjusted net loss was $30.1 million, or adjusted diluted loss per share of $1.37, as compared to adjusted net loss of $23.1 million, or adjusted diluted loss per share of $1.05, in the prior year quarter.

Fourth quarter 2020 adjusted EBITDA was a loss of $14.5 million, as compared to an adjusted EBITDA loss of $4.3 million in the prior year quarter. The decrease in adjusted EBITDA was primarily due to higher raw materials, higher freight/shipping costs, and tariff headwinds. Operating results were also impacted by transition service agreement income in the prior year quarter which did not recur in the fourth quarter of 2020. Improved productivity in our manufacturing facilities was offset by investments to support long-term strategic growth initiatives, including our transition from our South Gate, CA facility.

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Full Year 2020 Results

For the full year 2020, net sales declined 6.6% to $584.8 million from $626.3 million in the prior year, primarily due to the effects of COVID-19 on our business, particularly in the second and third quarter of 2020.

Full year 2020 net loss was $63.6 million, or diluted loss per share of $2.90, as compared to net loss of $58.5 million, or diluted loss per share of $2.42, in the prior year. Diluted loss per share from continuing operations was $2.90 in 2020, compared to $2.85 in the prior year. Adjusted net loss was $59.2 million, or adjusted diluted loss per share of $2.70, as compared to an adjusted net loss of $37.9 million, or adjusted diluted loss per share of $1.57, in the prior year.

Full year 2020 adjusted EBITDA was a loss of $6.3 million, as compared to adjusted EBITDA of $24.4 million in the prior year. The decrease in adjusted EBITDA was primarily attributable to lower net sales and increased investments to support the Company’s long-term growth and profit initiatives. Full year 2019 adjusted EBITDA included a $19 million benefit related to transition service agreement income, which did not recur in 2020.

Liquidity and Capital Resources Update

At December 31, 2020, the Company had total liquidity of approximately $52.7 million, including $13.7 million of cash plus availability under its credit facilities. Under the terms of the Company’s credit agreements, beginning in the fourth quarter of 2020, $30.0 million of availability under the credit facilities was withheld until such time the Company sells its South Gate property in California. The Company believes it has ample financial resources to effectively execute its near and long-term objectives.

Multi-Year Transformation Update

During 2020, the Company took meaningful steps in executing the multi-year transformation plan introduced in March 2020.

Expanding customer reach

•	Expanded direct sales teams to service key independent retailers, commercial national accounts, and large flooring contractors

•	Added teams to address key addressable markets, such as hospitality

Simplifying product offerings and operations

•	Reduced SKU count by approximately 30% in 2020

•	Consolidated U.S. manufacturing facilities and improved efficiencies

•	Announced the relocation of corporate headquarters, effective summer 2021, with estimated cost savings of approximately 60% of current corporate lease expense

Strengthening core capabilities

•	Launched new branding, rolled out innovative in-store displays and accelerated new product introductions

•	Introduced Quick Ship program to service accelerated customer project timelines

•	Invested in product innovation with a focus on U.S. based manufacturing

•	Augmented our logistics capabilities to align with customer expectations, including the addition of a VP of Logistics and other investments in process and personnel

3

Outlook

For the full year 2021, the Company expects revenue to grow compared to 2020    supported by anticipated positive residential trends, new product introductions, late 2020 pricing actions, and sales channel enhancement efforts. The Company expects adjusted EBITDA improvement to be supported by top line growth, business transformation initiatives and manufacturing productivity.

Webcast and Conference Call

The Company will hold a live webcast and conference call to review financial results and conduct a question-and-answer session on Wednesday, February 17, 2021 at 10:00 a.m. ET. The live webcast will be available in the Investors section of the Company’s website at www.armstrongflooring.com. For those unable to access the webcast, the conference call will be accessible by dialing 877-407-0789 (domestic) or 201-689-8562 (international). A replay of the conference call will be available for 90 days, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13715779.

About Armstrong Flooring

Armstrong Flooring, Inc. (NYSE: AFI) is a leading global manufacturer of flooring products and one of the industry’s most trusted and celebrated brands. The company continually builds on its resilient, 150-year legacy by delivering on its mission to create a stronger future for customers through adaptive and inventive solutions. Headquartered in Lancaster, Pennsylvania, Armstrong Flooring safely and responsibly operates eight manufacturing facilities globally. Learn more at www.armstrongflooring.com.

Forward Looking Statements

Disclosures in this release and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

4

Contact Information

Investors:

Amy Trojanowski

SVP, Chief Financial Officer

ir@armstrongflooring.com

Media:

Alison van Harskamp

Director, Corporate Communications

media@armstrongflooring.com

5

Armstrong Flooring, Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2020	2019	2020	2019
Net sales	$143.9	$141.3	$584.8	$626.3
Cost of goods sold	136.0	126.1	501.3	541.0

Gross profit	7.9	15.2	83.5	85.3
Selling, general and administrative expenses	40.6	36.2	145.2	146.4

Operating (loss)	(32.7)	(21.0)	(61.7)	(61.1)
Interest expense	2.9	1.7	7.5	4.4
Other (income) expense, net	(2.4)	0.6	(4.8)	1.8

(Loss) from continuing operations before income taxes	(33.2)	(23.3)	(64.4)	(67.3)
Income tax (benefit) expense	(0.8)	4.6	(0.8)	1.6

(Loss) from continuing operations	(32.4)	(27.9)	(63.6)	(68.9)
Gain (loss) on disposal of discontinued operations, net of tax	—	2.8	—	10.4

Net (loss)	$(32.4)	$(25.1)	$(63.6)	$(58.5)

Basic (loss) per share of common stock:
Basic (loss) per share of common stock from continuing operations	$(1.48)	$(1.27)	$(2.90)	$(2.85)
Basic earnings (loss) per share of common stock from discontinued operations	—	0.13	—	0.43

Basic (loss) per share of common stock	$(1.48)	$(1.14)	$(2.90)	$(2.42)

Diluted (loss) per share of common stock:
Diluted (loss) per share of common stock from continuing operations	$(1.48)	$(1.27)	$(2.90)	$(2.85)
Diluted earnings (loss) per share of common stock from discontinued operations	—	0.13	—	0.43

Diluted (loss) per share of common stock	$(1.48)	$(1.14)	$(2.90)	$(2.42)

Armstrong Flooring, Inc. and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions)	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$13.7	$27.1
Accounts and notes receivable, net	43.0	36.1
Inventories, net	122.9	111.6
Prepaid expenses and other current assets	12.9	10.7
Assets held-for-sale	17.8	—

Total current assets	210.3	185.5
Property, plant and equipment, net	246.9	277.2
Operating lease assets	8.5	6.0
Intangible assets, net	19.0	25.4
Deferred income taxes	4.4	5.3
Other noncurrent assets	4.4	2.8

Total assets	$493.5	$502.2

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt	$5.5	$—
Current installments of long-term debt	2.9	0.2
Accounts payable and accrued expenses	113.7	104.4

Total current liabilities	122.1	104.6
Long-term debt, net of unamortized debt issuance costs	71.4	42.5
Noncurrent operating lease liabilities	5.8	2.7
Postretirement benefit liabilities	55.6	59.7
Pension benefit liabilities	4.6	16.0
Other long-term liabilities	9.0	6.0
Deferred income taxes	2.4	2.4

Total liabilities	270.9	233.9

Commitments and contingencies
Stockholders’ equity:
Common stock	—	—
Preferred stock	—	—
Treasury stock	(87.1)	(88.9)
Additional paid-in capital	677.4	676.7
Accumulated deficit	(308.4)	(244.8)
Accumulated other comprehensive (loss)	(59.3)	(74.7)

Total stockholders’ equity	222.6	268.3

Total liabilities and stockholders’ equity	$493.5	$502.2

Armstrong Flooring, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2020	2019	2020	2019
Cash flows from operating activities:
Net (loss)	$(32.4)	$(25.1)	$(63.6)	$(58.5)
Adjustments to reconcile net (loss) to net cash (used for) provided by operating activities:
Depreciation and amortization	15.8	15.5	47.8	50.7
(Gain) loss on disposal of discontinued operations	—	(2.8)	—	(10.4)
Inventory write down	—	—	—	13.6
Deferred income taxes	(0.7)	4.6	(1.6)	1.1
Stock-based compensation	0.7	(1.2)	2.7	1.2
Gains from postretirement plan changes	(1.8)	—	(2.9)	—
U.S. pension expense	1.0	1.4	3.8	5.6
Write off of debt financing costs	—	0.8	—	0.8
Other non-cash adjustments, net	(0.3)	0.4	0.3	0.2
Changes in operating assets and liabilities:
Receivables	5.0	7.4	(2.7)	2.9
Inventories	8.3	0.4	(9.7)	14.1
Accounts payable and accrued expenses	(6.2)	(4.0)	5.0	(26.0)
Income taxes payable and receivable	0.3	(0.3)	0.9	(0.5)
Other assets and liabilities	(1.6)	(1.3)	(8.2)	(0.8)

Net cash (used for) provided by operating activities	(11.9)	(4.2)	(28.2)	(6.0)

Cash flows from investing activities:
Purchases of property, plant and equipment	(7.6)	(6.0)	(22.8)	(28.9)
Proceeds from the sale of assets	1.6	1.4	1.7	1.4
Net (payments) proceeds related to sale of discontinued operations	—	—	—	(1.9)

Net cash (used for) provided by investing activities	(6.0)	(4.6)	(21.1)	(29.4)

Cash flows from financing activities:
Proceeds from revolving credit facility and other debt	15.1	47.2	58.2	47.2
Payments on revolving credit facility and other debt	(5.9)	(5.0)	(85.1)	(30.0)
Issuance of long-term debt	—	—	70.0	—
Payments of long-term debt	(0.1)	(72.3)	(0.3)	(75.3)
Financing costs	(0.3)	(0.7)	(7.7)	(0.8)
Purchases of treasury stock	—	(0.1)	—	(51.4)
Proceeds from exercised stock options	—	—	—	0.1
Value of shares withheld related to employee tax withholding	(0.1)	(0.1)	(0.1)	(0.9)

Net cash provided by (used for) financing activities	8.7	(31.0)	35.0	(111.1)

Effect of exchange rate changes on cash and cash equivalents	0.7	0.3	0.9	(0.2)

Net (decrease) increase in cash and cash equivalents	(8.5)	(39.5)	(13.4)	(146.7)
Cash and cash equivalents at beginning of period	22.2	66.6	27.1	173.8

Cash and cash equivalents at end of period	$13.7	$27.1	$13.7	$27.1

Armstrong Flooring, Inc. and Subsidiaries

Reconciliation of Free Cash Flow to Net Cash Used for Operating Activities (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2020	2019	2020	2019
Net cash used for operating activities	$(11.9)	$(4.2)	$(28.2)	$(6.0)
Less: Capital expenditures	(7.6)	(6.0)	(22.8)	(28.9)
Add: Proceeds from asset sales	1.6	1.4	1.7	1.4

Free cash flow	$(17.9)	$(8.8)	$(49.3)	$(33.5)

Free cash flow is a non-GAAP financial measure and consists of cash flows from operating activities less capital expenditures net of proceeds from asset sales. The Company’s management believes Free cash flow is meaningful to investors because management reviews Free cash flow in assessing and evaluating performance. However, this measure should be considered in addition to, rather than a substitute for cash flows used for operating activities provided in accordance with GAAP. The Company’s method of calculating Free cash flow may differ from methods used by other companies and, as a result, Free cash flow may not be comparable to other similarly titled measures disclosed by other companies.

Armstrong Flooring, Inc. and Subsidiaries

Reconciliation of Adjusted Net (Loss) to Net (Loss) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2020	2019	2020	2019
Net (loss)	$(32.4)	$(25.1)	$(63.6)	$(58.5)
Add-back (deduct) business reset items:
Site exit costs	5.9	4.6	6.2	4.6
Strategic initiative costs (including executive transition)	—	0.4	0.7	8.3
Additional costs related to business transformation initiatives	1.0	0.1	3.2	4.2
Product rationalization	—	—	—	19.6
Gain from postretirement plan change	(1.8)	—	(1.8)	—
Gain on sale of Vicksburg property	(0.2)	—	(0.2)	—
U.S. Pension expense	0.6	0.7	2.6	2.7
Other (income) expense,net	(2.4)	0.6	(4.8)	1.8
Net (income) loss from discontinued operations	—	(2.8)	—	(10.4)
Tax impact of adjustments (at statutory rate)	(0.8)	(1.6)	(1.5)	(10.3)

Adjusted net (loss)	$(30.1)	$(23.1)	$(59.2)	$(37.9	)(a)

Adjusted diluted (loss) per share	$(1.37)	$(1.05)	$(2.70)	$(1.57)

(a)	Does not total due to rounding.

Adjusted net (loss) is a non-GAAP financial measures and consists of net (loss) adjusted to remove the impact of business transformation costs, U.S. pension expense, other (income) expense; discontinued operations and adjust such items for the related tax impacts. Adjusted diluted (loss) per share is a non-GAAP financial measure and consists of Adjusted net (loss) divided by weighted average diluted shares outstanding for the corresponding period. The Company’s management believes Adjusted net (loss) and Adjusted diluted (loss) per share are meaningful to investors because management reviews Adjusted net (loss) and Adjusted diluted (loss) per share in assessing and evaluating performance. However, these measures should be considered in addition to, rather than a substitute for net (loss) and diluted (loss) per share provided in accordance with GAAP. The Company’s method of calculating Adjusted net (loss) and Adjusted diluted (loss) per share may differ from methods used by other companies and, as a result, Adjusted net (loss) and Adjusted diluted (loss) per share may not be comparable to other similarly titled measures disclosed by other companies.

Armstrong Flooring, Inc. and Subsidiaries

Reconciliation of Adjusted EBITDA to Net (Loss) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2020	2019	2020	2019
Net (loss)	$(32.4)	$(25.1)	$(63.6)	$(58.5)
Add-back (deduct):
Net earnings for discontinued operations	—	(2.8)	—	(10.4)
Income tax expense (benefit)	(0.8)	4.6	(0.8)	1.6
Other (income) expense, net	(2.4)	0.6	(4.8)	1.8
Interest expense	2.9	1.7	7.5	4.4

Operating (loss)	(32.7)	(21.0)	(61.7)	(61.1)
Add-back: Depreciation and amortization expense	15.8	15.5	47.8	50.7
Add-back: U.S. Pension expense	0.6	0.7	2.6	2.7
Add-back (deduct) Business reset items:
Product rationalization	—	—	—	19.6
Strategic initiative costs (including executive transition)	—	0.4	0.7	8.3
Site exit costs (a)	1.0	—	1.3	—
Additional costs related to business transformation initiatives	1.0	0.1	3.2	4.2
Gain on sale of Vicksburg property	(0.2)	—	(0.2)	—

Adjusted EBITDA	$(14.5)	$(4.3)	$(6.3)	$24.4

(a)

Site exit costs exclude $4.9 million and $4.6 million of accelerated depreciation in both the three months and year ended December 31, 2020 and 2019, respectively, that are added back as part of the Depreciation and amortization expense.

Adjusted EBITDA is a non-GAAP financial measure and consists of net (loss) adjusted to remove the impact of discontinued operations, income taxes, other (income) expense, interest expense, depreciation and amortization, U.S. pension expense and business transformation costs. The Company‘s management believes Adjusted EBITDA is meaningful to investors because management reviews Adjusted EBITDA in assessing and evaluating performance. However, this measure should be considered in addition to, rather than as a substitute for net (loss) provided in accordance with GAAP. The Company’s method of calculating Adjusted EBITDA may differ from methods used by other companies and, as a result, Adjusted EBITDA may not be comparable to other similarly titled measures disclosed by other companies.